Exhibit 99.1

Golden Enterprises, Inc. and Utz Quality Foods, Inc. of Hanover, PA Announce that they Entered into a Definitive Merger Agreement

BIRMINGHAM, Ala. and HANOVER, Pa., July 19, 2016 /PRNewswire/ -- Golden Enterprises, Inc. (the "Company") (NASDAQ: GLDC) and Utz Quality Foods, Inc. of Hanover, PA ("Utz") announced that they entered into a definitive merger agreement on July 18, 2016, pursuant to which Utz will acquire the Company and Company stockholders will receive $12.00 per share in cash. This price represents a premium of approximately 71 percent over the Company's 30-day average closing trading price of $7.00.

"After conducting a review of strategic alternatives by a Special Committee consisting of independent members of the Company's Board of Directors, we believe that this is an excellent transaction for our stockholders, our customers and our employees," said Mark McCutcheon, Chief Executive Officer of the Company. "This merger will allow the Golden Flake brand to continue to grow in our core southeastern markets, while expanding the product selections for our consumers. Utz is a very community oriented company and we look forward to the future that Utz and Golden Flake will create together."

Utz Quality Foods, Inc. is a privately held snack food company, founded in 1921 by William and Salie Utz. They began making potato chips out of their home in Hanover, in much the same way Frank Mosher, Mose Lischkoff and Helen Freidman began Golden Flake in 1923. The Bashinsky family began their snack food legacy when they purchased the business in 1946. During their tenure the Company grew from a small local operation to the multi-state corporation it is today.

"We are excited about the opportunity to partner with Golden Flake," said Dylan Lissette, Chief Executive Officer of Utz. "The two companies are very similar both in mission and values, and each has a team of dedicated associates. Golden Flake's product line, market coverage, and manufacturing facilities blend well with Utz's desire to expand and grow our markets in the south." Both management teams recognize the value of the "plus one strength" gained from the synergies of each company. The Golden Flake product lines and production capabilities will complement the Utz product portfolio, which includes Utz, Zapps, "Dirty", Bachman, Wachusett, Snikiddy and Good Health.

"Our company has viewed Golden Flake as a leader in the industry. Their culture, quality line of products, and dedicated people, through the vision and leadership that Mr. Bashinsky established, is a wonderful fit within our company," said Mr. Lissette. Golden Flake will operate as a separate subsidiary under the leadership of its current management team and continue to be an important part of Birmingham as "The South's Original Potato Chip!"

Subject to antitrust approval and satisfaction of other customary closing conditions, the transaction is expected to close in the fourth quarter of 2016. Following the execution of the merger agreement, stockholders representing a majority of the voting shares of Golden Enterprises delivered a written consent approving and adopting the merger agreement. The merger agreement includes a three-day period during which the Company's Board can consider an unsolicited alternative proposal that it concludes in good faith (after consultation with outside legal counsel and the financial advisor) is more favorable from a financial point of view to the stockholders of the Company than the transaction contemplated by the merger agreement.

North Point Advisors, LLC acted as financial advisor to the Special Committee of the Board of Directors of Golden Enterprises. Sirote & Permutt, PC acted as legal counsel to the Special Committee of the Board of Directors of Golden Enterprises. Sandler O'Neill acted as financial advisor to Utz. Cozen O'Connor acted as legal counsel to Utz.

NOTE: This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Such forward-looking statements include the possible benefits of the proposed Golden Enterprises acquisition to the Utz business. Readers are directed to Golden Enterprises' periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. Neither Golden Enterprises nor Utz undertakes any obligation to update any forward-looking statements.

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CONTACT: Mark McCutcheon, CEO, Golden Enterprises, Inc., 205 323 6161, or Fax 205 458 7335